SUPPLEMENT

(To Prospectus Supplement dated February 27, 2006 to prospectus dated June 24, 2005)

$527,017,479

(Approximate)

Bear Stearns Asset Backed Securities I Trust 2006-AC2

Issuing Entity

Asset-Backed Certificates, Series 2006-AC2

EMC Mortgage Corporation

Sponsor

Wells Fargo Bank, National Association

Master Servicer

Bear Stearns Asset Backed Securities I LLC

Depositor

________________

Clause, third under the caption “Distributions on the Group II-2 Certificates” on page S-98 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

third, to the extent of the remaining Group II Available Funds for loan group II-2, to the Class II-2A-1, Class II-2A-2 and Class II-2A-3 Certificates, pro rata, the related Group II Senior Principal Distribution Amount, in reduction of the Certificate Principal Balances thereof until the Certificate Principal Balances thereof have been reduced to zero;

Bear, Stearns & Co. Inc.

The date of this supplement is March 24, 2006